Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHTABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.Name of corporation:

Sitestar Corporation

2.The articles have been amended as follows: (provide article numbers, if available)

Article Fourth is hereby amended by deleting the first paragraph of Article Fourth in its entirety and substituting the following in its place and stead:

"FOURTH. The aggregate number of shares which the corporation shall have the authority to issue is Three Hundred Fifty Million (350,000,000) shares of common stock at $.001 par value, and Thirty Million (30,000,000) shares of Serial Preferred Stock at $.001 par value."

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:149,016,571

4. Effective date and time of filing: (optional)Date:Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X      /s/ Steven L. Kiel

Signature of Officer Steven L. Kiel, President & CEO

Exhibit 3.1

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees.Revised: 1-5-15